Exhibit 99.1

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for fiscal second quarter 2009 and the three months ending March 31, 2009.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Good afternoon and welcome to our Q2 earnings call.

I’ll begin this session by reviewing our Q2 financial performance and then outline our progress against the major initiatives we established for the current fiscal year. Then I will turn it over to Jim for more details on the quarter and on our business outlook for the year. In summary, LSI is navigating the current economic downturn quite well and we are in a very strong position to accelerate our growth during the balance of FY2009.   Despite continued tough economic conditions, Q2 GMV was $91.2 million, up 3% over last year’s results and above our guidance range. Q2 adjusted EBITDA was down 4% from last year and above our guidance range. Q2 adjusted EPS was nine cents and at the high end of our guidance range.  It is worth noting that adjusted EBITDA and EPS for Q2-09 were up sharply from Q1 driven by improved margins in our commercial business and the roll-out of our new Surplus Contract, which had its first significant month of operations in March. These efficiencies contributed to LSI generating $5.7 million of operating cash flow during Q2.

Let’s take a look at the Q2 results of each of our major businesses. GMV in our DoD surplus business was down 8% from the prior year during Q2 as our new surplus contract contributed materially to only the last month of the quarter. As we ramp this business under the new contract we expect to resume year over year growth with improved margins.

GMV in our DoD scrap business was down 13% sequentially and 48% from the prior year due to a decrease in scrap metal prices caused by the economic recession. However, volumes have remained steady and prices have stabilized recently. Any improvement in the macro economy will likely have a positive impact on this part of our business.

GMV in our U.S. commercial business grew approximately 22% over the prior year period, and 29% sequentially as a result of increased penetration of existing customers who are seeking more value in the reverse supply chain during these difficult economic times. I’ll comment on the progress our team is making in the areas of operations and business development within our commercial business in a moment.

GMV in our GovDeals business grew approximately 22% over the prior year period, and 24% sequentially as we added 162 new municipal government agency sellers during the quarter. We are very pleased with the progress of our GovDeals business in addressing the $2 billion municipal government surplus market. Our brand awareness continues to grow and municipal government agencies are increasingly using our marketplace to improve transparency around the sales process and recover more value from surplus assets to address budgetary deficits.

Finally, our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with over 1.1 million registered buyers, which is up approximately 24% over the prior year period, including the addition of a record 65,000 new registered buyers in the second quarter. Transaction volume was up approximately 32% over the prior year period driven by a record number of 557,000 auction participants illustrating that our marketplace is increasingly attractive to buyers in a down economy.

Next I would like to recap the key initiatives we outlined for FY09 to position LSI for long term growth.

Our first initiative is the successful launch of our new DoD Surplus Contract. The rollout of our new Surplus Contract is on track and we expect to be fully ramped up under the new contract during the June quarter. Our team has done a fine job addressing the DoD’s storage and inventory assurance requirements as we begin to bring surplus property to market under the new program. We are exploring numerous initiatives to improve the lotting and merchandising of this property to enhance recovery rates over time which will expand margins in this business.

Our second initiative for FY2009 is to improve operations and service levels in our commercial business.

Specifically, we have focused on improving our operational throughput, quality and customer service. Our team continues to make terrific progress in these areas. Inventory turnover during Q2 was an average of 38 days down from 64 days in the December quarter, representing a 41% improvement in three months. Consequently, we have created the capacity to further scale the business in our warehouse distribution centers. We estimate that we could increase the GMV flowing through our commercial distribution network by three fold with marginal additional fixed costs. We have improved our account management processes and recorded consecutive record months of closed auctions during the March quarter. We have improved our level of customer service resulting in a steady decline in the percentage of disputed transactions resulting in a higher conversion rate and greater buyer customer retention. The increased level of trust with our buyers reinforces the virtuous cycle of attracting more demand and supply to our marketplace. In fact, the number of transactions in our commercial business was up 50% over last year and the number of auction participants in our commercial business was up 28% over last year during Q2.

Our third initiative is to make our marketplaces more flexible and easier to use for sellers and buyers. We currently have several technology projects underway that will make it easier for sellers to list and sell goods through our platform from their own retail store and/or warehouse locations. We are also advancing several projects to make our online marketplace more convenient for buyers to find and purchase goods both in the U.S. and UK. We have recently improved the quality of information that buyers receive during the auction process and based on buyer feedback we have expanded the variety of lot sizes and product categories on our marketplace which has resulted in record buyer participation during Q2.

Our fourth initiative is to expand and further segment our seller and buyer base to increase their participation in our marketplace.

With over two million annual auction participants and growing, we are the largest and most transparent marketplace for surplus goods, and thus have a tremendous opportunity to further expand our base of sellers. As we ramp up our business development efforts, we are seeing increased interest in our service in all segments of the supply chain, including retailers, manufacturers and reverse logistics service providers. While growth in Q2 was primarily a result of doing more volume with existing sellers, we expect to expand the number of middle market and Fortune 500 sellers during the 2H 2009 based on the progress our busdev team is making. This is a great time for LSI to be in the market telling our story. As large organizations are intensely pursuing cost reductions, efficiencies as well as improved transparency, we believe they are more receptive to LSI’s solutions.

With respect to buyers, we have added new product categories like gaming systems, household appliances, jewelry, and non perishable foods to our marketplace. The greater breadth and depth of product we have available reinforces buyer participation and, in turn, seller participation as they can access greater liquidity and efficient market pricing of goods.

This combination of strong buyer demand and increased supply will continue to fuel LSI’s growth.

Now, I will turn it over to Jim for more details on the quarter and our business outlook.

Thanks Bill

The amount of gross merchandise volume or GMV increased $3.0 million, or 3.4%, to $91.2 million for the three months ended March 31, 2009 from $88.2 million for the three months ended March 31, 2008, primarily due to (1) our commercial business, which grew 21.7% and generated 41.3% of our revenue and 42.3% of our GMV for the three months ended March 31, 2009, as compared to 32.1% and 35.9%, respectively, for the three months ended March 31, 2008; (2) our GovDeals business, which grew 21.7% and generated 2.4% of our revenue and 21.2% of our GMV for the three months ended March 31, 2009, as compared to 1.8% and 18.0%, respectively, for the three months ended March 31, 2008;and (3) the acquisition of

Geneva, completed on May 1, 2008, which generated 5.4% of our revenue and 3.6% of our GMV for the three months ended March 31, 2009.

Revenue decreased $3.1 million, or 5.0%, to $59.7 million for the three months ended March 31, 2009 from $62.8 million for the three months ended March 31, 2008. This was primarily due to a 48.2% decrease in our scrap business, which utilizes the profit sharing model, as a result of decreasing commodity prices. This business generated 15.9% of our revenue and 10.4% of our GMV for the three months ended March 31, 2009, as compared to 29.1% and 20.7%, respectively, for the three months ended March 31, 2008

GMV and revenue continue to diversify due to the continued growth in our U.S. commercial and GovDeals businesses and the addition of our international commercial business.  As a result, the percentage of GMV and revenue derived from our DoD Contracts during the three months ended March 31, 2009 decreased to 31.6% and 48.2%, respectively, compared to 44.6% and 62.6%, respectively, in the prior year period.

Cost of goods sold (excluding amortization) increased $6.5 million, or 40.5%, to $22.7 million for the three months ended March 31, 2009 from $16.2 million for the three months ended March 31, 2008. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 38.0% from 25.7%. These increases are primarily due to (1) the acquisition of Geneva, which was completed on May 1, 2008 and utilizes the purchase model, which has a higher cost of goods sold than the profit sharing model; (2) the decrease in our scrap business revenue, which utilizes the profit sharing model and (3) the new Surplus Contract which began significant sales during March 2009 and also utilizes the purchase model.

Profit-sharing distributions decreased $10.8 million, or 47.9%, to $11.8 million for the three months ended March 31, 2009 from $22.6 million for the three months ended March 31, 2008. As a percentage of revenue, profit-sharing distributions decreased to 19.8% from 36.0%. These decreases are primarily due to a 48.2% decrease in our scrap business.

Technology and operations expenses increased $1.4 million, or 13.4%, to $11.7 million for the three months ended March 31, 2009 from $10.3 million for the three months ended March 31, 2008. As a percentage of revenue, these expenses increased to 19.6% from 16.4%. These increases are primarily due to (1) the decrease of 48.2% in revenue from our scrap business, while incurring similar operational costs as pounds of scrap sold during the two periods were not materially different; (2) the roll out of operations associated with our new Surplus Contract; (3) expenses of $0.9 million associated with our commercial business needed to support its 21.7% growth; and (4) expenses of $0.4 million associated with Geneva, which was acquired on May 1, 2008.

Sales and marketing expenses increased $0.6 million, or 14.2%, to $4.5 million for the three months ended March 31, 2009 from $3.9 million for the three months ended March 31, 2008. As a percentage of revenue, these expenses increased to 7.5% from 6.2%. These increases are primarily due to our hiring of 29 additional sales and marketing personnel.

General and administrative expenses decreased $0.2 million, or 2.7%, to $5.1 million for the three months ended March 31, 2009 from $5.3 million for the three months ended March 31, 2008, primarily due to a decrease in executive bonuses, which are tied to the profitability and growth of the Company. As a percentage of revenue, these expenses increased to 8.6% from 8.4%, primarily due to the 5.0% decrease in revenue.

The Company had strong cash flow generation and growth during the quarter.  LSI generated $5.7 million of operating cash flow, during the three months ended March 31, 2009, an increase of $1.9 million or 47.6%, over the $3.8 million of operating cash flow, during the three months ended March 31, 2008.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, decreased $0.2 million or 4.3% to $5.5 million for the three months ended March 31, 2009 from $5.7 million for the three months ended March 31, 2008.

Adjusted net income decreased $0.8 million or 24.2% to $2.5 million for the three months ended March 31, 2009 from $3.3 million for the three months ended March 31, 2008.

Adjusted diluted earnings per share decreased $0.03 or 25.0% to $0.09 for the three months ended March 31, 2009, based on approximately 27.8 million diluted weighted average shares outstanding, from $0.12 for the three months ended March 31, 2008, based on approximately 28.3 million diluted weighted average shares outstanding.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

During the last 12 months, we also benefited from our ability to more effectively market assets to potential buyers; our marketing efforts resulted in a 24.5% increase in registered buyers to approximately 1,111,000 at March 31, 2009 from approximately 892,000 at March 31, 2008.

Auction Participants increased to 557,000 for the three months ended March 31, 2009, representing an increase of 93,000 or 20.2% over the 463,000 Auction Participants for the three months ended March 31, 2008.

Completed Transactions increased 29,000 or 31.6% to approximately 120,000 for the three months ended March 31, 2009 from approximately 91,000 for the three months ended March 31, 2008.

The Company continues to have a strong balance sheet.  At March 31, 2009, LSI had $54.0 million of cash, current assets of $79.4 million and total assets of $124.4 million.  The Company continues to be debt free with current liabilities of $27.9 million and long-term liabilities of $2.9 million, for total liabilities of $30.8 million at March 31, 2009.  Stockholders’ Equity totaled $93.6 million at March 31, 2009.

Capital expenditures during the three months ended March 31, 2009 were $1.1 million.  We expect capital expenditures to be $3.0 to $3.5 million for the fiscal year ended September 30, 2009.

The management team is providing the following guidance for the next quarter and fiscal year 2009.  The following forward-looking statements take into account that we are in a period of economic uncertainty and unprecedented market volatility, which makes it difficult for us to forecast business trends, resulting in a wider than usual guidance range. In the short term, we believe changes in consumer spending patterns may impact the overall supply of goods in the reverse supply chain and the volume and value of goods sold in our commercial marketplace. In the longer term, we expect our business to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplace, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength we expect our competitive position to strengthen.

The following forward looking statements also reflect the following trends and assumptions for the next quarter and FY 2009:

(i)                                     reduced commodity prices which will continue to result in decreases to the GMV and profit realized in our scrap business compared to fiscal year 2008;

(ii)                                  lower average sales prices realized in our commercial, state and local government marketplaces compared to fiscal year 2008;

(iii)                               new business rules under our new DoD Surplus Contract, which will remove selected items from the product pool that we have historically handled and sold, resulting in lower GMV in our surplus business;

(iv)                              upfront costs associated with launching our new DoD Surplus Contract, including the hiring of new staff and the opening of two new warehouses totaling 665,000 square feet in Columbus, Ohio and Oklahoma City, Oklahoma;

(v)                                 our expectation that we will achieve full implementation of our new Surplus Contract in the third quarter of fiscal 2009;

(vi)                              the continued sale throughout fiscal year 2009 of property issued, prior to December 18, 2008, under our original Surplus Contract;

(vii)                           improved operations and service levels in our commercial business, which we expect will continue to improve margins during the last two quarters of fiscal year 2009; and

(viii)                        an increase in our expected effective income tax rate from 43% in fiscal year 2008 to 46% for fiscal year 2009 as a result of non-deductible stock based compensation costs increasing in proportion to our U.S. based taxable income.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2009 that we will again receive this incentive payment.

We expect GMV for fiscal year 2009 to range from $355 million to $370 million, which is unchanged from our previous estimate.  We expect GMV for the fiscal third quarter of 2009 to range from $94 million to $98 million.

We expect Adjusted EBITDA for fiscal year 2009 to range from $22.5 million to $26.5 million, which is unchanged from our previous estimate.  We expect Adjusted EBITDA for the fiscal third quarter of 2009 to range from $8.7 million to $9.4 million.

We estimate Adjusted Earnings Per Diluted Share for fiscal year 2009 to range from $0.45 to $0.47, which is unchanged from our previous estimate.  For the fiscal third quarter of 2009, we estimate Adjusted Earnings Per Diluted Share to be $0.16 to $0.17. This guidance reflects the recent impact of our stock repurchase program under which we repurchased 707,462 shares for approximately $3.9 million, during the prior quarter, however it does not assume that we will continue to repurchase shares with the approximately $6.1 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for the effects of FAS 123(R), which we estimate to be approximately $1.6 million to $1.7 million per quarter for the remaining two quarters of fiscal year 2009.

I will now turn the discussion back over to Bill for closing comments.

Thanks Jim.

In summary, as we noted at the beginning of the year we expect to build a stronger business as a result of the recent actions we have taken in support of our strategic initiatives for FY2009. Our team is executing well and we have a more diversified, higher margin overall business. We have favorable cash flow dynamics with negative working capital requirements and excellent returns on invested capital. We have built the leading e-commerce marketplaces with the largest buyer base addressing the $100 billion reverse supply chain market opportunity. And we have the financial strength and operating discipline to invest in future growth to create long term value for our stockholders.

The bottom line is that we have a very strong competitive position that we expect to further strengthen during the balance of FY2009.